EXHIBIT 99.1
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                [EMAIL FROM SCOTT TURICCHI TO j2 GLOBAL ANALYSTS]


Gentlemen:

I am sending you this message to inform you that three of j2 Global's reporting officers have executed stock options and sold the acquired j2 Global shares or sold shares in the company that they previously acquired. These three individuals include Scott Jarus, our President, Hemi Zucker, our CFO and CMO, and Gregg Kalvin, our VP of Finance. As you know, Hemi and Gregg have been regularly selling shares in the company. However, this is Scott Jarus' first sale, and I want to give you an understanding of the motivation behind it.

Yesterday, May 15th, Scott exercised and sold 33,333 options/shares on the open-market. The after-tax proceeds from this sale will be used by Scott to retire the loan, including all accrued interest, that j2 Global made to him upon his joining us in July 2001. The Company extended him this loan for the purchase of his home in Los Angeles.

The loan was entered into prior to enactment of the Sarbanes-Oxley Act of 2002, and thus was not affected by the Act's prohibition against making loans to executive officers and directors. Scott was under no current obligation to accelerate or pay-off the loan. However, in conversations with shareholders, analysts and other interested parties, it became clear to Scott that this loan was creating an unnecessary distraction and should be repaid.

Any proceeds of Scott's sale, net of the exercise price, taxes and loan repayment, are expected to be DE MINIMIS.

Should you have any questions regarding this, please call or e-mail myself or Scott Jarus.


Regards,


Scott Turicchi
EVP of Corporate Development